Exhibit 99.1

Marcus & Millichap Appoints Steve Degennaro Chief Financial Officer

Thursday, August 06, 2020 08:15:00 PM (GMT)

Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today announced the appointment of Steve DeGennaro as Chief Financial Officer effective August 17, 2020. Mr. DeGennaro will succeed Marty Louie, Chief Financial Officer since 2010. As previously announced, Mr. Louie will remain with the Company in the role of SVP of Corporate Initiatives, ensuring a seamless transition and contributing to the management and execution of the Company’s various growth initiatives.

Mr. DeGennaro brings more than 25 years of financial and operational experience to the Chief Financial Officer role. With a seasoned background in private and public company accounting and finance, he has held leadership positions throughout his career that include strategic planning, finance, capital raising and treasury, along with extensive operating and acquisition experience.

Hessam Nadji, President and CEO of Marcus & Millichap stated, “We are excited to conclude a comprehensive search to fill the Chief Financial Officer position with a highly capable veteran in Steve. Steve is a proven finance leader with expertise in key areas essential to MMI’s strategic plan. His insights and extensive experience in technology and growth-oriented businesses will bring a fresh perspective to the leadership team. I am delighted to welcome Steve to the Marcus & Millichap team, and we look forward to his contributions.”

“I am thrilled to join Marcus & Millichap and become part of the Company’s impressive leadership team,” said Mr. DeGennaro. “Marcus & Millichap enjoys a nearly 50-year legacy and has demonstrated its expertise in impressive organic expansion over many years. The Company is well positioned for continued growth, given the strength of its balance sheet and expanded resources and capabilities over the past year.”

Prior to joining Marcus & Millichap, Mr. DeGennaro most recently served as Executive Vice President and Chief Financial Officer of InTouch Technologies, which was acquired by Teladoc Health, Inc. (NYSE: TDOC). In his role as Chief Financial Officer, he led the effort to grow the company through key acquisitions and build out the financial reporting infrastructure. His career highlights include serving as CFO of a public company that he helped grow from $60M in revenue to $500M and was eventually sold to Intel, co-founding a telecom startup firm, extensive capital raising and mergers and acquisitions. He began his career at KPMG where he specialized in helping clients prepare and execute IPOs among other accounting and finance responsibilities. He also provided strategic and operational guidance while implementing significant operational improvements to improve efficiency.

Mr. DeGennaro holds a Bachelor of Business Administration in Accounting from the University of San Diego.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of June 30, 2020, the Company had 2,048 investment sales and financing professionals in 82 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 3,837 transactions for the six months ended June 30, 2020, with a sales volume of approximately $19 billion. For additional information, please visit www.MarcusMillichap.com.

Contact:

Investor Relations:

ICR, Inc.

Evelyn Infurna, 203-682-8265

Evelyn.Infurna@icrinc.com

Media Relations:

Marcus & Millichap

Gina Relva, 510-999-1284

Gina.Relva@MarcusMillichap.com